EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Plan Administrator of the

Retirement Savings Plan of Forest Oil Corporation:

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 033-59504) of Forest Oil Corporation of our report dated June 1, 2004, with respect to the statement of net assets available for benefits of the Retirement Savings Plan of Forest Oil Corporation as of December 31, 2003, which report appears in the December 31, 2004 annual report on Form 11-K of the Retirement Savings Plan of Forest Oil Corporation.

KPMG LLP

Denver, Colorado

June 24, 2005